Exhibit 99.1


        Benihana Inc. Announces Preliminary Fourth Quarter 2006 Results; Earnings Expected to Range from $0.31-$0.33 Per Diluted Share, Including
                           $0.06 in Asset Write-downs;

                      Conference Call Today at 5:00 PM EDT


     MIAMI--(BUSINESS WIRE)--May 18, 2006--Benihana Inc. (NASDAQ: BNHNA and
BNHN), operator of the nation's largest chain of Japanese theme and sushi restaurants, today reported preliminary results for its fiscal fourth quarter ended March 26, 2006.
     The Company now anticipates fourth quarter 2006 earnings to range from $0.31-$0.33 per diluted share, versus the previously communicated range of $0.34-$0.36 per diluted share. The Company's current projections include approximately $1.0 million, or $0.06 per diluted share, in additional depreciation expense related to shortening the useful lives for those restaurants affected by the Company's ongoing renovation and revitalization program.
     During the period, and subsequent the Company's original guidance for the fourth quarter 2006, management made a strategic decision to accelerate the renovation and revitalization program, which resulted in a more immediate and significant asset write-down charges than previously planned. Excluding these charges, the Company would have exceeded its original earnings guidance.
     On April 4, 2006, the Company reported a 10.3% increase in company-wide comparable restaurant sales for the fourth quarter 2006, with comparable restaurant sales increase of 8.3% at Benihana teppanyaki, 30.5% at RA Sushi, and 8.1% at Haru. Total restaurant sales increased 11.7% to $60.8 million for the quarter from $54.4 million in the comparable quarter of the previous year. Additionally, restaurants that were closed temporarily for rejuvenation resulted in lost restaurant operating profits for 25 weeks.
     "We are committed to revitalizing our 40-plus year old Benihana teppanyaki concept for a new generation, while simultaneously generating a solid return on invested capital for our shareholders. The new design reflects the cutting edge of contemporary dining and entertainment, and places the customer at the center of the Benihana experience through the visual impact of the exterior, a vibrant waiting area, and a more dramatic stage for our legendary Benihana Chefs. This enhanced atmosphere has resulted in excellent financial performance at the recently renovated Short Hills, New Jersey location and bodes well for our Memphis and Cleveland restaurants. By beginning the transformation of our 20-25 older Benihana teppanyaki units now, we are opportunistically building a stronger foundation for our core brand amid a growing American appetite for Asian cuisine," said Joel A. Schwartz, President and CEO.
     "As we roll out the new design over fiscal 2007, we will be contending with 175-200 lost restaurant operating weeks, $1.5-$1.8 million in charges related to shortening the useful lives of restaurant assets, as well as ongoing expenditures for those locations under construction, in addition to the capital expenditures of the program, which we currently estimate to average approximately $2.0 million per unit. Together, these factors will impact our overall earnings by $0.33-$0.39 per diluted share for fiscal 2007. However, we believe the long-term benefits of the revitalization initiative far outweigh the costs, allows for new concept expansion, and further strengthens our leadership position as the premier choice for Japanese-style dining," he concluded.

     Conference Call Today

     The Company will host a conference call to discuss its preliminary fourth quarter 2006 earnings results as well as an update on its renovation program at 5:00 PM EDT. Hosting the call will be Joel A. Schwartz, President and CEO, Michael R. Burris, Senior V.P.-Finance and CFO, and Juan C. Garcia, the Senior V.P. who is responsible for development.
     The call will be webcast live from the Company's website at www.benihana.com under the investor relations section. Listeners may also access the call by dialing 1-800- 817-4887 or 1-913-981-4913. A replay of the call will be available until May 25, 2006, by dialing 1- 888-203-1112 or 1-719-457-0820, the password is 6803422.

     About Benihana

     Benihana Inc. (NASDAQ:BNHNA and BNHN), now in its 41st year, operates 73 restaurants nationwide, including 56 Benihana teppanyaki restaurants, seven Haru sushi restaurants, and ten RA Sushi Bar. Under development at present are eleven restaurants - four Benihana teppanyaki restaurants, one Haru restaurant, and six RA Sushi restaurants. In addition, twelve franchised Benihana teppanyaki restaurants are now open in the U.S. and nine in Latin America and the Caribbean, while another two are under development.


     CONTACT: Benihana Inc.
              Joel A. Schwartz / Michael R. Burris, 305-593-0770 or
              Integrated Corporate Relations
              Tom Ryan / Raphael Gross, 203-682-8200